                                                                    EXHIBIT 23.1

                      CONSENT OF PAINEWEBBER INCORPORATED

    We hereby consent to the inclusion of our opinion letter to the Board of Directors of ROC Communities, Inc. as an exhibit to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of ROC Communities, Inc. and Chateau Properties, Inc., and to the references to such opinion in such Joint Proxy Statement/Prospectus under the captions "Summary--Recommendations of the Board of Directors; Reasons for the Merger," "Summary--Opinions of Financial Advisors," "The Proposed Merger and Related Matters--Background of the Merger," "The Proposed Merger and Related Matters--Recommendation of the ROC Board; Reasons for the Merger" and "The Proposed Merger and Related Matters--Opinion of Financial Advisor to ROC." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning "experts" as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,

                                PAINEWEBBER INCORPORATED

                                BY:  /S/ DAVID R. JARVIS
                                     ------------------------------------------
                                     David R. Jarvis
                                     Managing Director

New York, New York
December 23, 1996